Exhibit 99.1

FOR RELEASE: IMMEDIATELY CONTACT: SCOTT D. BEAMER 847-446-7500

STEPAN REPORTS FOURTH QUARTER

AND FULL YEAR 2013 RESULTS, NOTES STRONG VOLUMES; AND DECLARES QUARTERLY DIVIDEND

Northfield, Illinois, February 18, 2014 -- Stepan Company (NYSE: SCL) today reported:

Fourth Quarter Highlights

·	Net Sales were up 11% vs. prior year driven by an 11% increase in volume. Excluding the North American polyester resin acquisition from Bayer MaterialScience, the increases were 8% and 9%, respectively.

·	Net Income was $10.7 million vs. $15.4 million in the prior year.

·	Net Income excluding deferred compensation and restructuring expense was $14.3 million vs. $18.0 million in the prior year. *

·	Diluted EPS excluding deferred compensation and restructuring expense was $0.62 vs. $0.79 in the prior year. *

·	Restructuring charges were $0.7 million, or $0.03 per share, for shutting down Canadian sulfonation capacity.

Full Year Highlights

·	Net Sales were up 4% vs. prior year driven by a 7% increase in volume. Excluding the acquisition, increases were 2% and 6%, respectively.

·	Net Income was $72.8 million vs. $79.4 million in the prior year.

·	Net Income excluding deferred compensation and restructuring expense was $77.3 million vs. $84.8 million in the prior year. *

·	Diluted EPS excluding deferred compensation and restructuring expense was $3.37 vs. $3.73 in the prior year. *

·	Strategic initiatives in Brazil, Singapore and Columbus (US) are on track.

* See Table II for reconciliations of non-GAAP net income and earnings per diluted share.

“Despite the challenges faced in 2013, we recorded the second best year in our eighty-two year history and we remain optimistic about our future and our ability to deliver growth,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “Recent large investments in both Surfactants and Polymers contributed to our profitability in 2013 and should deliver income gains in 2014. Each of our three businesses delivered strong volume growth in the fourth quarter. Our balance sheet remains strong and we intend to make further investments that will improve our efficiency, accelerate our earnings growth, and deliver value to our shareholders.”

SEGMENT NET SALES

	Three Months Ended			Twelve Months Ended
		December 31			December 31

($ in thousands)			%			%
	2013	2012	Change	2013	2012	Change

Net Sales
Surfactants	$327,747	$310,454	6	$1,317,164	$1,305,800	1
Polymers	128,389	103,116	25	483,361	423,959	14
Specialty Products	18,193	13,689	33	80,261	73,978	8

Total Net Sales	$474,329	$427,259	11	$1,880,786	$1,803,737	4

PERCENTAGE CHANGE IN NET SALES

The increase in both quarterly and full year net sales was predominately due to higher sales volumes.

	Three Months Ended	Twelve Months Ended
	December 31, 2013	December 31, 2013
Volume	11	7
Selling Price	-	(3)
Foreign Translation	-	-

Total	11	4

SEGMENT SALES VOLUME

Total Company sales volume increased 11% percent in the fourth quarter versus prior year. Full year sales volume increased 7% percent versus prior year.

· Surfactant sales volume increased 9% for the quarter and 6% for the full year. All regions delivered growth for the full year. U.S. consumer product and general surfactant volumes were each up 2%. European consumer product volumes were up 3%. Higher value added surfactants used in agricultural products delivered strong global volume growth, while sales of surfactants used in oilfields declined.

Regionally, recent capacity expansions in Brazil and Singapore delivered anticipated growth.

·	Polymer sales volume increased 19% for the quarter and 8% for the full year.
Excluding the North American polyester resin acquisition from Bayer, the increases were 10% and 3%, respectively. For the full year, despite continued general economic headwinds, European polyol volumes grew by 16%, in large part due to new business and market growth in metal panels and C.A.S.E. North American polyol used in rigid foam roof insulation was flat. Phthalic Anhydride volumes were down 6%.

·	Specialty Products sales volume increased 26% for the quarter and 2% for the year.

SEGMENT GROSS PROFIT

Gross profit declined 13% to $60.9 million in the fourth quarter, while full year gross profit declined 3% to $281.7 million.

·	Surfactant gross profit declined $10.9 million or 21%, for the quarter, and declined $17.7 million, or 9%, for the full year. North American operations were responsible for most of the quarterly and full year decline. For the quarter, North American results were negatively impacted by higher material costs, maintenance, and transportation costs. On a full year basis, North American results were also negatively impacted by the higher cost raw material inventory built to support our Singapore plant start-up, contractual timing differences between changes in raw material costs and selling prices and non-recurring cost to secure a strategic raw material for specialty surfactant growth approximating $9.0 million. All regions outside the US delivered higher gross profit for the full year.

·	Polymer gross profit increased $1.2 million, or 7%, for the quarter, and increased $9.0 million or 13%, for the full year. The quarter and full year growth were primarily due to strong sales volume in Europe. Our second quarter North American polyester resin business acquisition from Bayer also contributed to both quarterly and full year gross profit growth. Offsetting a portion of both quarterly and full year growth were lower contributions from our China joint venture that resulted from the Chinese government-mandated plant relocation.

·	Specialty Products gross profit increased 58%, or $1.6 million, for the quarter, driven by higher food and flavoring products sales volume. Full year gross profit declined 1% or $0.3 million.

OPERATING EXPENSES

	Three Months Ended			Twelve Months Ended
		December 31			December 31

($ in thousands)			%			%
	2013	2012	Change	2013	2012	Change

Selling	$12,166	$14,381	(15)	$53,229	$53,145	-
Administrative – General	16,443	14,562	13	61,958	53,728	16
Administrative – Deferred
Compensation Plan
Expense *	6,003	3,990	50	9,496	10,251	(9)
Research, development
and technical service	11,380	12,583	(10)	46,809	45,713	2

Total	$45,992	$45,516	1	$171,492	$162,837	5

*	See Table II for a discussion of deferred compensation plan accounting.

	·	Selling expense decreased 15% for the quarter and was flat year-over-year. The quarterly decline was primarily due to lower performance-based compensation expense.

	·	Administrative – General expense increased 13% for the quarter, and 16% for the year. The quarterly increase was primarily due to higher acquisition evaluation expenses, legal expenses related to the Chinese government-mandated plant relocation, salary costs, and global patents and trademark expense to support the growth initiatives. The full year increase is attributable to the aforementioned items plus North American polyester resin business acquisition and integration related expenses, plus nonrecurring expenses in China to dismantle and vacate our existing plant site.

	·	Research, development and technical service expense declined 10% in the quarter, and increased 2% for the full year. The quarterly decline was primarily due to lower performance-based compensation and lower product registration costs in Europe.

The full year increase was primarily due to higher salary costs and external innovation related support costs.

RESTRUCTURING

In the fourth quarter, the Company approved a plan to consolidate a portion of its North American surfactants manufacturing operations (part of the Surfactants reportable segment) to reduce future costs and improve asset utilization. The Company will shut down sulfonation production at its Canadian manufacturing site, which will result in the elimination of an estimated 20 North American positions. Production of affected products currently manufactured in Canada will be moved to U.S. plants. The restructuring effort is expected to be completed in the third quarter of 2014.

As a result of the approved plan, the Company recognized $1.0 million (pre-tax) of onetime severance expenses in the fourth quarter of 2013. Most of the severance payments are expected to be made in the third quarter of 2014.

In addition to the restructuring costs, the Company reduced the useful life of the manufacturing assets in the affected areas of the Canadian plant. As a result, the Company recognized $0.3 million of additional depreciation expense in the fourth quarter of 2013. The expense was included in the cost of sales line of the consolidated statement of income. The change in the useful life of the assets will add about $1.8 million of depreciation expense in the first half of 2014.

The savings will begin in the second half of 2014 with a full annual run rate of approximately $2.5 million per year beginning in 2015.

INCOME TAXES

The effective tax rate was 24% in 2013, compared to 31% in 2012. The decrease was partially attributable to a favorable IRS ruling published in the fourth quarter of 2013 that allowed the Company to exclude certain biodiesel excise tax credits from income retroactive to January 1, 2010 and resulted in a credit in the fourth quarter The decrease was also attributable to the Federal research and development tax credit and the small agri-biodiesel producer tax credit, both which were extended retroactively from January 1, 2012 when The American Taxpayer Relief Act of 2012 was signed into law on January 2, 2013. Also contributing to the effective tax rate decline was a greater percentage of consolidated income being generated outside the U.S., where the effective tax rates are lower.

SELECTED BALANCE SHEET INFORMATION

The Company’s net debt level declined by $36.4 million for the quarter and increased $31.8 million for the year. The full year increase was primarily due to the $100 million private placement secured on June 27, 2013 to fund the second quarter acquisition of the North American polyester resin business from Bayer.

	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Net Debt
Total Debt	$270.6	$276.8	$285.4	$193.9	$182.4
Cash	133.3	103.1	106.9	54.8	76.9

Net Debt	$137.3	$173.7	$178.5	$139.1	$105.5
Equity	553.7	532.8	508.7	494.9	480.9

Net Debt + Equity	$691.0	$706.5	$687.2	$634.0	$586.4

Net Debt /
(Net Debt + Equity)	19.9%	24.6%	26.0%	21.9%	18.0%

On a full year basis, the Company generated $150.3 million in cash from operations versus $109.0 million in the prior year. Working capital consumed $28.3 million less than prior year which accounts for most of this increase. The major working capital components are:

	12/31/13	12/31/12	12/31/11
Net Receivables	$265.7	$255.9	$260.8
Inventories	172.4	162.0	111.2
Accounts Payable	(157.3)	(141.7)	(137.8)
	$280.8	$276.2	$234.2

Capital spending for continuing operations was $92.9 million for the full year versus $83.2 million in the prior year.

During 2013 the Company’s stockholders’ equity grew to $552 million, or 15%, from $479 million at the end of 2012. The health of the Company’s balance sheet remains strong and will facilitate investments in growth and efficiency opportunities.

OUTLOOK

“Although we are experiencing a slow start to the year with severe weather impacting customer locations and our own facilities in North America, income this year should rebound as many of the events that held us back in 2013 are behind us,” said F. Quinn Stepan, Jr.,

President and Chief Executive Officer.

In particular, Surfactant earnings are expected to be down in the first quarter due to the extreme weather and higher maintenance expenses. Earnings should improve as the year progresses driven by greater Agricultural sales, continued consumer product growth in Brazil, projected demand in enhanced oil recovery and gains from operational efficiencies. The Surfactant business will also benefit from not having approximately $9.0 million non-recurring items.

Polymers should experience continued growth from polyol used in energy saving rigid foam insulation. Improving economies in the U.S. and Europe, as well as further conversion of metal panel and C.A.S.E. customers, should contribute to volume growth in 2014. The North American polyester resin business purchase from Bayer is fully integrated and is positioned to deliver projected benefits in 2014. In China, we expect to continue to incur higher supply costs in 2014 lowering margins, but the shut down cost experienced in 2013 will not reoccur.

DIVIDEND DECLARATION

The Board of Directors of Stepan Company declared a quarterly cash dividend on its common stock of $0.17 per share. The dividend is payable on March 14, 2014, to common stockholders of record on February 28, 2014. The Company increased its quarterly cash dividend by $0.01 per share in the fourth quarter of 2013, marking the 46th consecutive year of paying increased dividends.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the fourth quarter and year end results at 2:00 p.m. ET (1:00 p.m. CT) on February 19, 2014. Telephone access to the live conference call will be available by dialing +1 (800) 404-5245. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

CORPORATE PROFILE

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds. The Company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

* * * * * tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Twelve Months Ended December 31, 2013 and 2012 (Unaudited – 000’s Omitted)

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2013	2012	2013	2012

Net Sales	$474,329	$427,259	$1,880,786	$1,803,737
Cost of Sales	413,392	357,139	1,599,101	1,512,184

Gross Profit	60,937	70,120	281,685	291,553

Operating Expenses:
Selling	12,166	14,381	53,229	53,145
Administrative	22,446	18,552	71,454	63,979
Research, Development
and Technical Services	11,380	12,583	46,809	45,713

	45,992	45,516	171,492	162,837

Business Restructuring	1,040	-	1,040	-

Operating Income	13,905	24,604	109,153	128,716

Other Income (Expense):
Interest, Net	(2,863)	(2,225)	(10,358)	(9,599)
Loss from Equity
in Joint Venture	(1,275)	(907)	(5,336)	(4,724)
Other, Net	543	(223)	2,171	1,329

	(3,595)	(3,355)	(13,523)	(12,994)

Income Before Income Taxes	10,310	21,249	95,630	115,722
Provision for Income Taxes	(227)	5,756	23,293	36,035

Net Income	10,537	15,493	72,337	79,687

Net (Income) Loss Attributable
to the Noncontrolling Interests	113	(54)	491	(291)

Net Income Attributable to
Stepan Company	$ 10,650	$ 15,439	$ 72,828	$ 79,396

Net Income Per Common Share
Attributable to Stepan Company
Basic	$0.47	$0.71	$3.22	$3.71
Diluted	$0.46	$0.68	$3.18	$3.49

Shares Used to Compute Net
Income Per Common Share
Attributable to Stepan Company
Basic	22,753	21,777	22,621	21,273
Diluted	22,949	22,804	22,924	22,730

Table II

Reconciliation of Non-GAAP Net Income and Earnings Per Diluted Share

($ in thousands, except per
share amounts)

	Three Months Ended December 31				Twelve Months Ended December 31

	2013		2012		2013		2012

	Net		Net		Net		Net
	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net Income Reported	$ 10,650	$ 0.46	$ 15,439	$ 0.68	$ 72,828	$ 3.18	$ 79,396	$ 3.49

Deferred Compensation
Expense	2,921	0.13	2,571	0.11	3,720	0.16	5,438	0.24

Restructuring Expense	723	0.03	-	-	723	0.03	-	-

Net Income Excluding
Deferred Compensation
and Restructuring
Expenses	$ 14,294	$ 0.62	$ 18,010	$ 0.79	$ 77,271	$ 3.37	$ 84,834	$ 3.73

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $4.7 million of expense versus $4.1 million of expense in the prior year quarter. The full year impact was $3.7 million of expense versus $5.4 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Stepan Company common stock are as follows:

		2013				2012

	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$65.63	$57.73	$55.61	$63.10	$55.54	$48.06	$47.09	$43.90

The deferred compensation expense income statement impact is summarized below:

	Three Months Ended		Twelve Months Ended
	December 31		December 31

($ in thousands)	2013	2012	2013	2012

Deferred Compensation
Administrative (Expense)	$ (6,003)	$ (3,990)	$ (9,496)	$ (10,251)
Other, net – Mutual Fund Gain	1,291	(156)	3,496	1,480
Total Pretax	$ (4,712)	$ (4,146)	$ (6,000)	$ (8,771)

Total After Tax	$ (2,921)	$ (2,571)	$ (3,720)	$ (5,438)

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the quarter and year ending December 31, 2013:

				Increase
				(Decrease) Due
	Three Months		Increase	to Foreign
($ in millions)	Ended December 31		(Decrease)	Translation
	2013	2012
Net Sales	$ 474.3	$ 427.3	47.0	0.3
Gross Profit	60.9	70.1	(9.2)	(0.1)
Operating Income	13.9	24.6	(10.7)	(0.1)
Pretax Income	10.3	21.2	(10.9)	-

				Increase
				(Decrease) Due
	Twelve Months		Increase	to Foreign
($ in millions)	Ended December 31		(Decrease)	Translation
	2013	2012
Net Sales	$1,880.8	$1,803.7	77.1	2.3
Gross Profit	281.7	291.6	(9.9)	-
Operating Income	109.2	128.7	(19.5)	-
Pretax Income	95.6	115.7	(20.1)	0.2

Table IV

     Stepan Company Consolidated Balance Sheets December 31, 2013 and December 31, 2012

	2013	2012
	December 31	December 31
ASSETS
Current Assets	$608,550	$523,078
Property, Plant & Equipment, Net	494,042	422,022
Other Assets	64,610	40,378
Total Assets	$1,167,202	$985,478
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$268,993	$247,167
Deferred Income Taxes	20,616	9,200
Long-term Debt	235,246	149,564
Other Non-current Liabilities	88,606	98,667
Total Stepan Company Stockholders’ Equity	552,286	478,985
Noncontrolling Interest	1,455	1,895
Total Liabilities and Stockholders’ Equity	$1,167,202	$985,478